SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
July 1, 2015 (June 26, 2015)
Date of Report (Date of earliest event reported)
RED LION HOTELS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction	(Commission file number)	(I.R.S. Employer
of Incorporation)		Identification No.)

201 W. North River Drive
Suite 100
Spokane, Washington 99201
(Address of Principal Executive Offices, Zip Code)
(509) 459-6100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) As previously announced on June 17, 2015, we entered into an Investor Agreement with a subsidiary of HNA Group Co., Ltd (“HNA Sub”) and its affiliate, HNA Investment Management LLC, in connection with HNA Sub’s June 15, 2015 purchase of 2,987,343 shares of our common stock from Columbia Pacific Opportunity Fund, LP. In accordance with the Investor Agreement, Mr. Enrico Marini Fichera was appointed to our board of directors on June 26, 2015.
Mr. Marini Fichera is the Head of Investments for HNA Group North America LLC, an HNA Group Co., Ltd company. Previously he was the Senior Portfolio Manager and Principal at CHF Investment Management L.P. (“CHF”), a Beijing based US$250 million growth capital fund. Mr. Marini Fichera has been involved in China since 2005 and has over 15 years of information technology, financial services, media, telecom, consumer & retail, industrials, energy (including clean energy) and infrastructure experience. Mr. Marini Fichera has worked on various private equity and M&A transactions with a total value greater than $30 billion. Prior to joining CHF, he worked for Deutsche Bank Securities Inc., Morgan Joseph & Co., Capital IQ Inc. (one of the original members that developed Capital IQ Inc.), Warburg Dillon Read (now UBS), and Lazard Frères & Co. Mr. Marini Fichera received an M.B.A. in Finance from New York University’s Stern School of Business and B.S. degrees in Mechanical Engineering and Mathematics from Columbia University
Mr. Marini Fichera will not receive any compensation for his service as a director, but will be reimbursed for reasonable out-of-pocket expenses.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
None.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION
Dated: July 1, 2015	By:	/s/	Thomas L. McKeirnan
Thomas L. McKeirnan
Executive Vice President General Counsel and Secretary

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